Exhibit 10.1

MILLIPORE CORPORATION

2000 DEFERRED COMPENSATION PLAN

FOR SENIOR MANAGEMENT

Amended and Restated Effective January 1, 2008

ARTICLE 1. INTRODUCTION

1.1. Purpose of Plan. The Company has adopted the Plan set forth herein to provide a means by which certain designated employees may elect to defer designated portions of their annual Bonuses and/or their annual Compensation. The Plan is hereby amended and restated effective January 1, 2008. Benefits under the Plan that commenced to be paid prior to January 1, 2008 shall be governed by the terms of the Plan as in effect at the time payment commenced.

1.2. Status of Plan. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent. The Plan is intended to comply with, and shall be construed so as to provide for deferrals and benefits that are consistent with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, (together with the Treasury Regulations and other applicable guidance thereunder, “Section 409A”). The Plan Administrator may authorize changes to time and form of payment elections but only to the extent consistent with the transition rules, and during the transition relief period, provided under Section 409A.

ARTICLE 2. DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1. “Account” means, for each Participant, the account (including any sub-accounts) established for his or her benefit under the Plan, which shall reflect the Elective Deferrals hereunder and the hypothetical investment experience credited thereto under Section 5.2.

2.2. “Bonus” means, for each Participant, the amount of annual bonus for a Plan Year that is paid after the end of the Plan Year under the Millipore Corporation Management Incentive Plan.

2.3. “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.4. “Company” means Millipore Corporation and those affiliates of Millipore Corporation set forth on Schedule A. Where several affiliated companies are adopting the Plan, “Company” means each such affiliated company as to its own employees, but for purposes of Article 8 shall mean only Millipore Corporation.

2.5. “Compensation” means gross compensation for the Plan Year including that which is paid to the Eligible Employee for the Plan Year and that which would have been paid to the Eligible Employee for the Plan Year but for a deferral election made by the

Eligible Employee under the Millipore Corporation Employees Participation and Savings Plan or under any nonqualified deferred compensation plan of Millipore Corporation, other than a Bonus. “Compensation” for the Plan Year in which an individual first becomes eligible to participate in the Plan shall include only those otherwise eligible amounts relating to services by the individual during the portion of the Plan Year during which he or she was eligible to participate in the Plan.

2.6. “Disability” means eligibility to receive long-term disability benefits under the Company’s long-term disability plan.

2.7. “Effective Date” means September 1, 2000.

2.8. “Elective Deferral” means the portion of a Bonus which is deferred by a Participant under Section 4.1 or portion of Compensation which is deferred by a Participant under Section 4.2.

2.9. “Eligible Employee” means each individual selected by the Plan Administrator for eligibility from among the group of highly compensated or managerial employees of the Company.

2.10. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.11. “Investment Fund” means any investment fund, mutual fund or other security, including, without limitation, the common stock of Millipore Corporation, that the Plan Administrator selects, from time to time, to serve as a hypothetical investment for Elective Deferrals under the Plan.

2.12. “Participant” means any individual who participates in the Plan in accordance with Article 3.

2.13. “Payment Date” means the date a Participant’s Account is to be paid to the Participant (or in the case of his death, the Participant’s designated beneficiary) as elected in the Participant’s deferral election under Article 4 or as otherwise determined under Article 6.

2.14. “Plan” means the Millipore Corporation 2000 Deferred Compensation Plan for Senior Management as set forth herein and all subsequent amendments hereto.

2.15. “Plan Administrator” means Millipore Corporation or the person, persons or entity otherwise designated by Millipore Corporation to administer the Plan.

2.16. “Plan Year” means the calendar year.

2.17. “Separation from Service” means a Participant’s separation from service (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single service recipient with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.

2.18. “Specified Employee” means an individual determined by the Board of Directors or its delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining specified employee status. Any such written election shall be deemed part of the Plan.

2.19. “Unforeseeable Emergency” shall mean an unforeseeable emergency as defined in Section 1.409A-3(f)(3) of the Treasury Regulations, including a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 3. PARTICIPATION

3.1. Commencement of Participation. Any individual who is an Eligible Employee on or after the Effective Date and who has elected to defer part of his or her Bonus in accordance with Section 4.1 or to defer part of his or her annual Compensation under Section 4.2 shall become a Participant on the date such Elective Deferral election is made.

3.2. Continued Participation. Subject to Section 3.3, an individual who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

3.3. Termination of Participation. The Plan Administrator may, prior to the commencement of a Plan Year, terminate a Participant’s participation in the Plan for such Plan Year and any future Plan Years for any reason, including but not limited to the Plan Administrator’s determination that such termination is necessary in order to maintain the Plan as a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA. Amounts credited to a Participant’s Account shall be paid out to the Participant in accordance with Article 6 following termination of participation hereunder. A Participant’s deferral elections for a Plan Year shall be cancelled as to future Elective Deferrals if the Participant receives a withdrawal owing to an Unforeseeable Emergency under Section 6.2 below. A Participant may also cancel his or her deferral elections as to future Elective Deferrals upon the occurrence of any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, provided such cancellation is made by the later of (i) the end of the calendar year in which such impairment occurs or (ii) the 15th day of the third month following the date on which such impairment occurs. If a Participant’s deferral elections are cancelled pursuant to this Section 3.3, any later deferral election by the Participant will be subject to the timing requirements of Sections 4.1 and 4.2.

ARTICLE 4. ELECTIVE DEFERRALS

4.1. Bonus Deferrals.

(a) In general. An Eligible Employee may elect to defer hereunder a designated portion (but not less than $5,000) of his or her Bonus to be earned with respect to a Plan Year and payable during a succeeding Plan Year by filing an irrevocable written election with the Plan Administrator not later than the applicable election deadline set forth in Section 4.1(c) below; provided, however, in the first Plan Year, such elections shall be filed with the Plan Administrator by October 10, 2000. The deferred amount shall be credited to the Participant’s Account as of the date such Bonus would otherwise have been paid to the Participant.

(b) Nature of Election. Each election under this Section 4.1 for a Plan Year shall be made on a form approved or prescribed by the Plan Administrator and shall apply only to a Bonus paid in respect to services performed in the Plan Year following the Plan Year in which the election form is completed and filed with the Plan Administrator, or a Bonus paid in respect to services performed in the current Plan Year and any succeeding Plan Year if Section 4.2(c)(i) applies. The election form shall specify in whole percentages or in a dollar figure the amount of Bonus to be deferred. A Participant may revoke or change his or her Bonus deferral election with respect to a Plan Year and any subsequent Plan Year by giving written notice to the Plan Administrator before the last day on which such Bonus deferral could have been made under Section 4.1(c) below (or any such earlier date as the Plan Administrator may prescribe). Any such deferral election shall continue to be effective until revoked or changed pursuant to this paragraph.

(c) Timing of Election. The applicable deadline for a Bonus deferral election is such deadline as the Plan Administrator shall establish, which deadline shall in no event be later than:

(i) for any Bonus that in the Plan Administrator’s judgment will qualify under Section 409A as “performance-based compensation” that has not yet become readily ascertainable, the date that is six (6) months before the end of the performance period, but only if the Participant has been in continuous employment with the Company since the later of the beginning of the performance period or the date the performance criteria are established; and

(ii) in every other case, the last day of the Plan Year preceding the Plan Year in which the services to which the Bonus relates are to be performed.

4.2. Compensation Deferrals.

(a) In general. An Eligible Employee may elect to defer hereunder a designated portion (but not less than $5,000) of his or her Compensation to be earned with respect to a Plan Year, by filing an irrevocable written election with the Plan Administrator prior to the last day of the Plan Year prior to the Plan Year in which such Compensation is to be earned. An individual who first becomes an Eligible Employee on or after the first (1st) day of any Plan Year may elect, within thirty (30) days of becoming an Eligible Employee, to defer a portion of his or her Compensation to be earned during the remainder of the Plan Year and after the written election is filed with the Plan Administrator in accordance with Section 4.2(b) below. An Elective Deferral hereunder for a Plan Year shall not exceed 50% of the Participant’s Compensation for the Plan Year. The deferred amounts shall be credited to the Participant’s Account as of the date such Compensation would otherwise have been paid to the Participant under the Company’s payroll system.

(b) Mid-Year Election. An individual who first becomes an Eligible Employee on or after the first (1st) day of any Plan Year may become a Participant for the remainder of such year by executing an irrevocable deferral election, within thirty (30) days of becoming an Eligible Employee, to defer a portion of his or her Compensation to be earned during the remainder of the Plan Year in respect of services to be performed during the Plan Year. An individual who already participates or is eligible to participate in (including, except to the extent otherwise provided in Section 1.409A-2(a)(7) of the Treasury Regulations, an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations shall not be treated as eligible for the mid-year election rules of this Section 4.2(b) with respect to the Plan, even if he or she had never previously been eligible to participate in the Plan itself. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, determine prior to the last day on which a Participant would otherwise be eligible to make a mid-year election under this Section 4.2(b) that no such mid-year election shall be permitted for such Participant with respect to Compensation in respect of services to be performed during such Plan Year.

(c) Nature of Election. Each election under this Section 4.2 for a Plan Year (or the balance of a Plan Year) shall be made on a form approved or prescribed by the Plan Administrator and shall apply only to Compensation earned during a succeeding Plan Year, or to Compensation to be earned during the remainder of a Plan Year and any succeeding Plan Year if Section 4.2(b) applies. The election form shall specify in whole percentages or in a dollar figure the amount of Compensation to be deferred.

A Participant may revoke his or her deferral election as of the first day of any Plan Year which follows such revocation by giving written notice to the Plan Administrator before that day (or any such earlier date as the Plan Administrator may prescribe). A Participant may change his or her deferral election at any time, but such new deferral election shall become effective no earlier than the first day of the Plan Year following the making of such election. Any such deferral election shall continue to be effective until revoked or changed pursuant to this paragraph.

ARTICLE 5. ACCOUNTS

5.1. Accounts. The Plan Administrator shall establish an Account for each Participant reflecting the amounts deferred under Article 4, investment experience as determined under Section 5.2, and any adjustments to the Account under Section 5.3 to reflect payments. If directed by the Company, the Plan Administrator shall keep separate sub-accounts for each Bonus deferral and each Plan Year’s Compensation deferral. Subject to Sections 5.2 and 9.1, the Company shall treat the amount of Elective Deferrals for a period as invested in the applicable Investment Funds as soon as practicable after the date as of which such Elective Deferrals are credited to the Accounts. The Plan Administrator shall periodically and not less frequently than annually provide the Participant with a statement of his or her Account, including any sub-accounts that have been established hereunder.

5.2. Investment Experience. Each Participant’s Account shall reflect the investment experience that would occur if the Account were invested in one or more of the Investment Funds in the proportions selected by the Participant as adjusted by the Participant from time to time in the manner permitted by the Plan Administrator. The Company shall not be a guarantor of any specified amount of investment return.

5.3. Payments. Each Participant’s Account shall be reduced by the amount of any payment made to or on behalf of the Participant under Article 6 as of the date such payment is made.

5.4. Vesting. A Participant will at all times be 100% vested in his or her Account.

ARTICLE 6. PAYMENTS

6.1. Distribution Events. Each Participant shall specify as part of his or her deferral election under either Section 4.1(b) or Section 4.2(b) the date on which the Elective Deferral and the remainder of his or her entire Account, shall be distributed and the form of payment of such distributions. Distributions may be made at Participant’s retirement, termination of employment, or Disability, or after a term of years (not less than three years) selected by the Participant at the time of the deferral election or for hardship as defined in Section 6.2. A Participant may irrevocably elect to postpone the Payment Date to a later date (a “subsequent election”) provided that such subsequent election is made in accordance with the following rules: (i) the subsequent election shall not take effect for at least twelve (12) months after the date on which it is made; (ii) the subsequent election must be made at least twenty-four (24) months prior to the original Payment Date and (iii) the subsequent election shall result in a new payment date that is delayed by at least five (5) years, as measured from the original Payment Date. Any subsequent deferral election must be in writing, filed in a manner acceptable to the Plan Administrator and comply with such other restrictions, consistent with Section 409A, that are imposed generally by the Plan Administrator on such postponements.

6.2. Unforeseeable Emergency. Notwithstanding the foregoing, if at any time prior to the Participant’s Payment Date, the Participant suffers an Unforeseeable Emergency, the Participant may petition the Plan Administrator for a withdrawal (a “hardship withdrawal”) in an amount not to exceed the lesser of the then balance of the Account or the amount needed to meet the Unforeseeable Emergency. The Plan Administrator may require a Participant who is seeking a hardship withdrawal to provide satisfactory evidence of the nature and extent of the Unforeseeable Emergency. Hardship withdrawals shall be made solely in the discretion of the Plan Administrator and only to the extent permitted by Section 409A.

6.3. Beneficiary Designation. A Participant shall designate a beneficiary to receive any amounts remaining in the Participant’s Account after his or her death. Such designation shall be made in writing on a form approved or prescribed by the Plan Administrator, and may be changed by the Participant at any time. If there is no such designation or no designated beneficiary survives the Participant, payment shall be made to the Participant’s estate.

6.4. Form of Payment. All distributions under the Plan to a Participant who retires from the Company after age fifty-five (55) and after at least 10 years of service and all distributions to be paid after a term of years will be made in the form of a single lump sum cash payment unless the Participant irrevocably elects, at the time of making a deferral election under Article 4, to receive payment of his or her Account in annual cash installments over the period specified in such election. An installment payment election shall not be effective as to his or her Account if, at the time installment payments are to commence, the Participant’s Account, when combined with his or her deferrals under any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations, has a balance of $10,000 or less. Where an Account is payable in installments over a period of years, each annual installment shall be determined by dividing the balance of the Account remaining to be distributed by the number of remaining installments. Accounts paid in installments shall continue to be adjusted for investment experience under Section 5.2 until all payments have been made. For purposes of Section 1.409A-2(b)(2) of the Treasury Regulations, a Participant’s entitlement to a series of annual installments shall be treated as an entitlement to a single payment. Distributions on account of a Separation from Service other than retirement (as described above), death or Disability or for hardship withdrawals under Section 6.2 shall be paid in a lump sum cash payment only. The form of payment for any Account may not be changed (a “subsequent election”) except in accordance with the following rules: (i) the subsequent election shall not take effect for at least twelve (12) months after the date on which it is made; (ii) the subsequent election must be made at least twelve (12) months prior to the original Payment Date; and (iii) the subsequent election shall result in a new payment date that is delayed by at least five (5) years, as measured from the original Payment Date. Any subsequent deferral election must be in writing, filed in a manner acceptable to the Plan Administrator and comply with such other restrictions, consistent with Section 409A, that are imposed generally by the Plan Administrator on such postponements.

6.5. Deferred Payments Upon Separation from Service. Notwithstanding any provision of this Article 6 or any other provision of the Plan to the contrary, in the case of a Participant who is an individual determined by the Plan Administrator to be a Specified Employee, payment of such Participant’s benefit as a result of a Separation from Service (other than by reason of death but including, for the avoidance of doubt, by reason of retirement) shall not commence until the date coincident with or next following the date (the “deferred payment date”) which is the earlier of the date that is six (6) months and one (1) day after the date of such Separation from Service or the date of death of such Participant. Any payments that would have been paid, but for this Section 6.5, during such six-month-and-one-day (or shorter) period shall be accumulated and paid without interest on the deferred payment date.

ARTICLE 7. ADMINISTRATION

7.1. Plan Administrator; Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete discretionary control and authority to administer all aspects of the Plan, including without limitation the power to appoint agents and counsel, and to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan, in a manner consistent with Section 7.2. The Plan Administrator shall have the exclusive discretionary power to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual serving as Plan Administrator, or on a committee acting as Plan Administrator, who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, or any other person or entity. The Plan Administrator shall be deemed to be the plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

7.2. Claims Procedure.

(a) In general. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

(b) Appeals. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent plan provisions. The decision on review will be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim will be considered denied.

7.3. Indemnification of Plan Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee of the Company or any affiliated company who serves as the Plan Administrator or as a member of a committee appointed to serve as Plan Administrator, or who assists the Plan Administrator in carrying out its duties as part of his or her employment (including any such individual who formerly served in any such capacity) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 8. AMENDMENT AND TERMINATION

8.1. Amendments; Termination. The Company shall have the right by vote of its Board of Directors to amend the Plan from time to time and to terminate the Plan at any time, subject to Section 8.3.

8.2. Existing Rights. No amendment or termination of the Plan shall, without the written consent of the affected Participant, reduce the balance of a Participant’s Account, but the Company reserves the right to change the Investment Funds used to measure investment experience under Section 5.2 so long as such change does not alter the amount of investment experience credited to a Participant’s Account as of the date of the change.

8.3. Assignment. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon its successors and assigns.

ARTICLE 9. MISCELLANEOUS

9.1. No Funding. The Plan constitutes a mere promise by the Company to make future cash benefit payments to Participants and beneficiaries, and Participants and beneficiaries shall have the status of general unsecured creditors of the Company. Any Accounts established pursuant to the Plan shall remain the property of the Company until distributed, and nothing in the Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Company or of any other person. The Company may, in its sole discretion, create, in a manner not inconsistent with the requirements of Section 409A(b) of the Code, a grantor trust to pay its obligations hereunder, but shall have no obligation to do so. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

9.2. Nonassignability. None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber, sell, transfer or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under the Plan.

9.3. Receipt and Release. Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Plan Administrator under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator or the Company to follow the application of such funds.

9.4. Government Regulations. It is intended that the Plan will comply with all applicable laws and government regulations, and the Company shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company’s counsel, such performance would result in the violation of any law or regulation.

9.5. Governing Law. The Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.6. Headings and Subheadings. Headings and subheadings in the Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, Millipore Corporation has caused the Plan to be executed by its duly authorized officer this      day of                     , 2008.

MILLIPORE CORPORATION

By:
Title:

SCHEDULE A

Participating Companies

Millipore Corporation